Exhibit (h.11)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated April 25, 2000, as most recently amended on May 21, 2002, by and between Investors Bank & Trust Company (the “Bank”), a Massachusetts trust company, and iShares Trust (the “Fund”), a statutory trust organized under the laws of the state of Delaware, (the “Agreement”) is hereby amended as of the date hereof in the manner set forth below:

WHEREAS, the USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively, the “USA PATRIOT Act”) imposes anti-money laundering requirements on financial institutions, including open-end investment companies;

WHEREAS, the Fund is an open-end investment company;

WHEREAS, the Fund is required to comply with the anti-money laundering requirements of the USA PATRIOT Act and the Fund has developed and implemented a written anti-money laundering program, which incorporates its customer identification program (the “Fund’s CIP”), which may be amended from time to time (the “Fund’s AML Program”);

WHEREAS, the USA PATRIOT Act authorizes an open-end investment company to delegate to a service provider, including its transfer agent, the operation of certain aspects of the Fund’s AML Program;

WHEREAS, the Bank is subject to a rule implementing the anti-money laundering compliance program requirements of the USA PATRIOT Act and is regulated by a federal functional regulator as that term is used in 31 C.F.R. § 103.131 (the “CIP Rule”);

WHEREAS, the Bank has a written anti-money laundering program that meets all of the requirements of the USA PATRIOT Act and is capable of: (i) detecting and preventing money laundering activities involving the Fund’s shares; (ii) protecting the Fund against the risks of money laundering activities; and (iii) complying and assisting the Fund in complying with applicable anti-money laundering laws and regulations, including each of the elements reflected in the Fund’s AML Program, as it may be amended from time to time (the “Bank’s AML Program”);

WHEREAS, the Bank has a customer identification program that meets all of the requirements of the CIP Rule and includes procedures: (i) to verify the identity of any person seeking to open an account, to the extent reasonable and practicable; (ii) to maintain records of the information used to verify the person’s identity, including name, address and other identifying information; and (iii) to determine whether the person appears on any lists of known or suspected terrorist or criminal individuals or terrorist organizations provided to investment companies by any U.S. government agency (the “Bank’s CIP”);

WHEREAS, the Bank’s CIP includes procedures that, at a minimum, address each element of the Fund’s CIP; and

WHEREAS, the Fund desires to delegate to the Bank the performance of certain aspects of the Fund’s AML Program, in accordance with applicable law or regulation, and the Bank desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement pursuant to the terms thereof by adding the following provisions:

1.5	Duties Regarding the Fund’s AML Program:

(a)	Duties of the Fund. The Fund shall perform the following functions of the Fund’s CIP:

(i) Notice. The Fund or its agent shall provide notice to the Fund’s prospective account holders that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

(ii) Recordkeeping. The Fund shall collect or, if applicable, create, and retain the required records documenting the performance of these functions in accordance with, and for the periods required by, applicable law or regulation.

(iii) The Fund shall promptly furnish to the Bank a copy of the Fund’s AML Program and all amendments thereto.

(b)	Duties of the Bank. Subject to the terms and conditions set forth in the Agreement, the Fund delegates to the Bank on behalf of the Fund and the Distributor, and the Bank hereby assumes, the functions set forth in this Section 1.5(b) with respect to new or existing Fund customers, as defined in the CIP Rule (each a “CIP Customer”), as required pursuant to the CIP Rule and all Office of Foreign Asset Control (“OFAC”) and other similar compliance responsibilities (the “Delegated Functions”):

(i) Information Collection. The Bank shall obtain all required identifying information from each CIP Customer, under applicable laws and regulations and in accordance with the Bank’s CIP and any procedures thereunder. If the Bank does not receive all such identifying information for any CIP Customer, the Bank will use its best efforts to contact the CIP Customer and gather the required information. In the event the Bank is unable to gather such information, the Bank will immediately contact the Fund’s AML Compliance Officer, and the Fund’s AML Compliance Officer will attempt to collect the outstanding identifying information. The Fund will promptly transmit to the Bank any identifying information that the Fund is able to collect.

(ii) Identity Verification.

(A) In accordance with the Bank’s CIP, unless otherwise required, the Bank will use non-documentary methods to verify the information provided to the Bank under Section 1.5(b)(i) above for each CIP Customer.

(B) If documentary identity verification for any CIP Customer is required in accordance with the Bank’s CIP and any procedures thereunder, the Bank will be responsible for reviewing the appropriate documentation and verifying the identity of the CIP Customer based on that documentation.

(C) The Bank will not open any CIP Customer’s account or accept monies into the Fund, or any series or class thereof, on behalf of the CIP Customer until the Bank is able to collect all required identifying information and verify the identity of the CIP Customer.

(iii) OFAC and Other Similar Compliance. The Bank shall screen name and address information of new and existing Fund customers against lists of known or suspected terrorists or terrorist organizations prepared by any federal government agency and referred to the Bank in accordance with the Bank’s CIP and all Federal government directives related to such lists. These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury, which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. Such screening shall occur nightly. In the event that a new or existing Fund customer matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Bank’s CIP, the Bank shall not open such customer’s account, shall freeze such customer’s assets and will immediately inform the Fund’s AML Compliance Officer of the foregoing circumstances, whereupon the Fund’s AML Compliance Officer shall take such other action as may be required by applicable law or regulation.

(iv) Recordkeeping. The Bank will create and retain the required records documenting the performance of the Delegated Functions in accordance with, and for the periods required by, applicable law or regulation.

(v) Certification.

(A) The Bank shall certify to the Fund, on an annual basis, that the Bank has performed (and will continue to perform) the functions that it has agreed to perform set forth in this Section 1.5 and that the Bank has performed (and will continue to perform) those functions in accordance with the specified requirements of the Fund’s AML Program.

(B) In addition, the Bank shall certify, on a quarterly basis, that:

(1) The Bank’s AML Program and the Bank’s CIP Program have been approved by properly authorized officers of the Bank or the Bank’s board of directors (or similar governing body);

(2) The Bank has established and implemented policies, procedures and internal controls reasonably designed to prevent the Bank from being used for money laundering or the financing of terrorist activities in connection with the services it provides to the Fund, including, but not limited to, all customer identification procedures related to all individuals and entities investing in the Fund or any series or class thereof, and to achieve compliance with the USA PATRIOT Act and the CIP Rule (the “Policies”);

(3) The Bank has designated an individual or individuals responsible for implementing and monitoring the Policies;

(4) The Bank has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to money laundering activities (particularly as they relate to the mutual fund industry), all applicable money laundering laws and regulations, and the Policies;

(5) The Bank’s Policies are functioning as intended;

(6) Except as may have been previously disclosed to the Fund’s AML Compliance Officer in writing, during the period covered by the certification, there was no suspicious activity reportable under applicable law or regulation with respect to the Fund or any series or class thereof, and that none of the Fund’s applicants or shareholders failed any of the procedures enumerated in the Policies;

(7) The Bank provides for periodic testing of the Policies by its internal auditors and will notify the Fund’s AML Compliance Officer in writing about the results of any such testing that could be adverse to the Fund’s interests; and

(8) There have been no amendments to the Bank’s AML Program or the Bank’s CIP or OFAC and other similar compliance procedures that may materially affect the Fund or, alternatively,

there has been an amendment to the Bank’s AML Program or the Bank’s CIP, which amendment may materially affect the Fund.

(vi) Consent to Examination.

The Bank understands and acknowledges that the Fund remains responsible for ensuring its compliance with the USA PATRIOT Act and the CIP Rule and that both the Bank, for purposes of the Bank’s AML Program and the Bank’s CIP, as they relate to the Fund, and the records the Bank maintains for the Fund relating to the Fund’s AML Program may be subject, from time to time, to examination and/or inspection by federal regulators or the Fund’s auditors as part of the periodic testing of the Fund’s AML Program. The Bank hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners and auditors in connection with their review. For purposes of such examination and/or inspection, the Bank will make available during normal business hours, all required records and information concerning the functions of the Fund’s AML Program performed by the Bank for review by such examiners and auditors. The Fund shall provide the Bank with notice of any pending or planned examinations as soon as practicable after the Fund is notified of such examination.

(vii) Miscellaneous.

(A) In the event that the Bank materially amends the Bank’s AML Program or the Bank’s CIP, it shall promptly provide such amended AML Program and/or CIP and a written explanation of the amendment(s) to the Fund’s AML Compliance Officer.

(B) At least annually, the Bank shall provide the Fund’s AML Compliance Officer with a report that includes a summary of the findings from the independent audit of the Bank’s AML Program (including a summary of any material violations of the Bank’s AML Program and corrective actions taken in response) and a summary of any suspicious activities involving the Fund or any series or class thereof.

(C) The Bank shall provide the Fund’s AML Compliance Officer with any additional reports as the Fund’s AML Compliance Officer or the Fund’s Board of Directors may request, pursuant to the Fund’s AML Program.

1.6	Limitation of Delegation.

The Fund acknowledges and agrees that in accepting the delegation hereunder, the Bank is agreeing to perform only those aspects of the Fund’s AML Program as specified in Section 1.5 above, and the Bank is not undertaking and shall not be responsible for any other aspect of the Fund’s AML Program or for the overall compliance by the Fund with the USA PATRIOT Act.

This Amendment applies solely to the matters discussed herein. In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of August 18, 2004.

INVESTORS BANK & TRUST COMPANY

By:	/s/ Kevin Sheehan
Name:	Kevin Sheehan
Title:	Chairman and Chief Executive Officer

ISHARES TRUST

By:	/s/ Michael Latham
Name:	Michael Latham
Title:	Secretary and Treasurer